                                                                     EXHIBIT 8.1



                               BRIGGS AND MORGAN
                           Professional Association
                                2400 IDS Center
                         Minneapolis, Minnesota 55402


October 14, 1997



Board of Directors
Airways Corporation
6280 Hazeltine National Drive
Orlando, Florida  32822

RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE ACQUISITION OF AIRWAYS CORPORATION BY VALUJET, INC.


     We are rendering this opinion to you at your request and in our capacity as tax counsel to Airways Corporation ("Airways"), in connection with its acquisition by ValuJet, Inc. ("ValuJet") by means of a merger of Airways with and into ValuJet (the "Merger"), in the manner and according to the terms described below.

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to:

     1. The Plan of Reorganization and Agreement of Merger by and between Airways and ValuJet, dated July 10, 1997 as amended (the "Reorganization Agreement") and a Plan of Merger, providing for the Merger of Airways with and into ValuJet.

     2. The Affidavit of Representations dated October 8, 1997 provided to us by Airways (the "Airways Affidavit");

     3. The Affidavits of Representations executed on various dates and provided to us by certain stockholders of Airways (the "Airways Stockholders Affidavits");

     4. The Certificate of Representation dated October 10, 1997 provided to us by ValuJet (the "ValuJet Certificate"); and

     5. The Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") included in the Registration Statement on Form S-4 (Registration No. 333-
33837) filed by ValuJet with the Securities and Exchange Commission ("SEC") (the "Registration Statement").

     In such examination, we have assumed, with your permission, but have not independently verified, the authenticity of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons and the authenticity of all documents submitted to us as copies. Terms used but not defined herein, whether capitalized or not, will have the same meaning ascribed to them in said Proxy Statement/Prospectus and Registration Statement and exhibits thereto.

                                   BACKGROUND
                                   ----------

     Airways, through its wholly owned subsidiary AirTran Airways, Inc. ("AirTran"), operates a domestic commercial airline providing direct scheduled passenger air service from Orlando, Florida to 21 locations in the eastern United States. AirTran began flying commercially in July 1994 with one Boeing 737-200A aircraft providing charter services and commenced scheduled flight operations in October, 1994. As of August 15, 1997, AirTran operated a fleet of 11 Boeing 737-200A aircraft. Airways also owns a fixed-base operation ("FBO") in Grand Rapids, Minnesota which sells aircraft parts, provides fueling and
other aircraft servicing, rentals and flight training.   On June 30, 1997,
Airways had consolidated total assets of $70,996,000, consolidated liabilities of $53,524,000 and stockholders' equity of $17,472,000.

     In June, 1994, AirTran Corporation, the former parent company of Airways, now doing business as Mesaba Holdings, Inc. ("Mesaba"), acquired the common stock of Conquest Sun Airlines, Inc. ("Conquest") for $2,500 in a transaction accounted for under the purchase method of accounting. At the time of the acquisition, Conquest had recently obtained U.S. Department of Transportation ("DOT") approval to operate a jet airline. Conquest's name was subsequently changed to AirTran Airways, Inc. ("AirTran") and scheduled passenger service commenced on October 6, 1994.

     In March, 1995, Mesaba and Northwest Airlines, Inc. ("Northwest") entered into an agreement to spin off AirTran Airways, Inc. and the FBO (the "Spin-
off").   Under the terms of the Spin-off, on April 7, 1995, Mesaba established a new wholly-owned subsidiary, Airways, into which the above operations were consolidated in order to facilitate the distribution of the Airways common stock to Mesaba stockholders (other than Northwest). In connection with the Spin-off, Mesaba made a contribution of cash and certain assets to Airways prior to the Spin-off date. The distribution was approved by Mesaba's stockholders on August 29, 1995 and was made on September 7, 1995 to the stockholders of record (other than Northwest) as of August 31, 1995.

     This distribution was intended to qualify for tax-free treatment pursuant to Section 355 of the Internal Revenue Code of 1986, as amended ("Code"). The Internal Revenue Service issued a private letter ruling on the distribution on June 13, 1995 in which it ruled that the transaction would qualify for tax-free treatment under Section 355 of the Code.

     The authorized capital of Airways consists of 19,000,000 shares of common stock, par value $.01 per share ("Airways Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share ("Airways Preferred Stock"). As of June 30, 1997, there were 8,966,937 shares of Airways Common Stock issued and outstanding. As of June 30, 1997, no shares of Airways Preferred Stock had been issued. All shares of Airways Common Stock are fully paid and nonassessable. Holders of Airways Common Stock are entitled to cast one vote per share on all matters submitted to a vote of stockholders and the holders do not have cumulative voting rights. Such holders are entitled to receive ratably dividends when, as and if declared by the Airways Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Airways Preferred Stock. Airways has never paid any cash dividends on its Common Stock. Holders of Airways Common Stock do not have any preemptive, subscription, redemption or conversion rights. Upon any liquidation of Airways, holders of Airways Common Stock are entitled to share ratably in the net assets of Airways available for distribution after payment or provision for all debts and obligations of Airways and any preferences attributable to any series of Airways Preferred Stock outstanding.

     The Airways Board of Directors, without approval of its shareholders, but subject to any limitation prescribed by law, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series of Airways Preferred Stock.

     Airways Common Stock is traded on the NASDAQ National Market ("NASDAQ") under the symbol "AAIR." As a result holders of record of Airways Common Stock will not have any dissenters' or appraisal rights under Delaware law with respect to the Merger. On July 9, 1997, the last trading day prior to the public announcement that Airways and ValuJet had executed the Reorganization Agreement, the last reported sales price per share of Airways Common Stock on NASDAQ was $5.38.

     As of September 30, 1997, Airways had two existing stock option plans: the Airways 1995 Stock Option Plan (the "Airways 1995 Plan") and the 1995 Directors Stock Option Plan (the "DSOP"). As of that date, 1,150,000 shares of Airways Common Stock were reserved for issuance under the 1995 Plan. As of September 30, 1997, options to purchase 1,176,000 shares had been granted under the Airways 1995 Plan, of which options to purchase 168,000 shares had been exercised and options to purchase 314,000 shares had lapsed due to employment terminations prior to vesting. As of September 30, 1997 options to purchase 694,000 shares were outstanding under the Airways 1995 Plan at an average option price of $4.52 per share and options for up to 288,000 additional shares may be granted under the Airways 1995 Plan. As of July 10, 1997, 150,000 shares of Airways Common Stock were reserved for issuance under the DSOP Plan. As of September 30, 1997, options to purchase 40,000 shares had been granted under the DSOP, none of which had been exercised and options to purchase 4,000 shares had lapsed prior to exercise. As of September 30, 1997 options to purchase 36,000 shares were outstanding under the DSOP at an average option price of $6.02 per share and options for up to 114,000 additional shares may be granted under the DSOP.

     Prior to the Closing Date, neither Airways nor any of its subsidiaries will, without the prior written consent of ValuJet, grant any options, warrants or other rights to purchase or otherwise acquire any shares of its capital stock or issue any securities convertible into shares of its capital stock or to accelerate the vesting of any such option, warrant or right.

     ValuJet, through its wholly owned subsidiary, AirTran Airlines, Inc. (formerly known as ValuJet Airlines, Inc. and referred to herein as "ValuJet Airlines"), operates an affordable no frills, limited frequency, scheduled airline serving short haul markets primarily in the eastern United States. ValuJet commenced flight operations in October, 1993 with two DC-9 aircraft serving three cities from Atlanta, Georgia, with eight flights per day. Prior to June 17, 1996, ValuJet offered service to 30 cities from Atlanta, Washington D.C. (Dulles Airport), Boston and Orlando and operated up to 320 flights per peak day with a fleet of 51 aircraft.

     ValuJet's operations were interrupted by the suspension of ValuJet's service on June 17, 1996, pursuant to a consent order entered into with the Federal Aviation Administration ("FAA") following an accident involving ValuJet Flight 592 on May 11, 1996. Prior to ValuJet's resumption of service, ValuJet undertook a thorough review of its operations, implemented several measures to respond to the concerns that were raised by the FAA and reaffirmed its focus on the safety of its aircraft and operations. Upon the implementation of these measures and receipt of FAA approval, ValuJet resumed limited operations with service between Atlanta and four other cities as of September 30, 1996. ValuJet has continued to work with the FAA since that time to recertify aircraft and expand its flight operations. As of August 15, 1997, the FAA had approved 31 of ValuJet's DC-9 Series 30 aircraft for flight and ValuJet operates a total of 200 flights per day of which 182 flights per peak day are between Atlanta and 23 other cities. Additional service is offered between Washington, D.C. (Dulles Airport) and Boston and Chicago and between Boston and Philadelphia.

     As of June 30, 1997, ValuJet had consolidated total assets of $377,008,000, total liabilities of $281,124,000, and total stockholders' equity of $95,884,000.

     The authorized capital of ValuJet consists of 1,000,000,000 shares of common stock, par value $.001 per share ("ValuJet Common Stock") and 5,000,000 shares of preferred stock, par value $.01 per share ("ValuJet Preferred Stock"). As of the close of business on June 30, 1997, there were 54,963,330 shares of ValuJet Common Stock issued and outstanding. The ValuJet Board of Directors, without approval of its shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series of ValuJet Preferred Stock. As of June 30, 1997, no shares of ValuJet Preferred Stock had been issued. Holders of ValuJet Common Stock are entitled to cast one vote per share on all matters submitted to a vote of stockholders. Such holders are entitled to receive dividends when, as and if declared by the ValuJet Board of Directors out of funds legally available therefor. ValuJet has never paid any cash dividends on its Common Stock. Holders of ValuJet Common Stock do not have any preemptive, subscription, redemption or conversion rights. Upon any liquidation of ValuJet, holders of ValuJet Common Stock are entitled to share ratably in the net assets of ValuJet available for distribution after payment or provision for all debts and obligations of ValuJet and any preferences attributable to any series of ValuJet Preferred Stock outstanding.

     ValuJet Common Stock is traded on the NASDAQ National Market ("NASDAQ") under the symbol "VJET." On July 9, 1997, the last trading day prior to the public announcement that Airways and ValuJet had executed the Reorganization Agreement, the last reported sales price per share of ValuJet Common Stock on NASDAQ was $6.81.

     ValuJet has three existing stock option plans ("Stock Option Plans"): the 1993 Stock Option Plan (the "1993 Plan"), the 1994 Stock Option Plan (the "1994 Plan") and the 1996 Stock Option Plan (the "1996 Plan"). A total of 4,800,000 shares of ValuJet Common Stock are reserved for issuance under the 1993 Plan.
As of December 31, 1996, options to
purchase 4,325,300 shares had been granted under the 1993 Plan, of which options to purchase 1,352,000 shares had been exercised and options to purchase 104,500 shares had lapsed due to employment terminations prior to vesting. As of December 31, 1996, options to purchase 2,868,800 shares were outstanding under the 1993 Plan at an average option price of $2.26 per share and options for up to 579,200 additional shares may be granted under the 1993 Plan.

     A total of 4,000,000 shares of ValuJet Common Stock are reserved for issuance under the 1994 Plan. As of December 31, 1996, options to purchase 3,925,100 shares had been granted under the 1994 Plan, of which options to purchase 303,810 had been exercised and options to purchase 316,560 shares had lapsed due to employment terminations prior to vesting. As of that date, options to purchase 3,304,730 shares were outstanding under the 1994 Plan at an average option price of $6.87 per share and options for up to 391,460 additional shares may be granted under the 1994 Plan.

     A total of 5,000,000 shares of ValuJet Common Stock are reserved for issuance under the 1996 Plan. As of March 10, 1997, options to purchase 450,000 shares have been granted and are outstanding under the 1996 Plan, all of which have been granted at a price of $7.125 per share. No options have been exercised or have lapsed. Options for up to an additional 4,550,000 shares may be granted under the 1996 plan.

     Prior to the Closing Date, neither ValuJet nor any of its subsidiaries will, without the prior written consent of ValuJet, grant any options, warrants or other rights to purchase or otherwise acquire any shares of its capital stock or issue any securities convertible into shares of its capital stock or to accelerate the vesting of any such option, warrant or right, except that options may be granted to newly hired executive officers in amounts consistent with prior practice.

     The numbers of ValuJet shares and per share stock prices indicated above have been adjusted to reflect two separate 2-for-1 stock splits paid to ValuJet Stockholders in the form of 100% stock dividends in April 1995 and November 1995.

                              PROPOSED TRANSACTION
                              --------------------

     Preliminary discussions between Airways and ValuJet commenced in November 1996 between the respective chief executive officers of Airways and ValuJet. On July 10, 1997, the respective Boards of Directors of Airways and ValuJet each adopted the Reorganization Agreement and the Plan of Merger which provide for the acquisition of Airways by ValuJet using ValuJet Common Stock in the manner described therein. The Board of Directors of Airways believes that the terms of the Reorganization Agreement and the Plan of Merger are fair and that the Merger is in the best interests of Airways and its stockholders. The Board of Directors of Airways believes that the Merger represents an opportunity to increase the value of Airways stockholders investment, create flexible options for the future growth of Airways and advancing Airways' strategic goals.

     Among the factors considered by the Board of Directors of Airways in deciding to approve and recommend the execution of the Reorganization Agreement and Plan of Merger were: the financial terms and conditions of the Merger, the potential effect of a business combination on Airways and its stockholders, the effect of remaining independent compared to the effect of merging with ValuJet, the need to expand operation information concerning ValuJet, certain financial analysis of Airways and ValuJet, certain nonfinancial factors and the probability and timing of receiving the regulatory approvals necessary to consummate the Merger. The Airways Board of Directors did not quantify or assign relative values to the various factors considered in reaching its determination that the Merger is advisable and fair to, and in the best interests of, Airways and its stockholders.

     Under the Reorganization Agreement and Plan of Merger, and related documents, the following transaction is proposed:

          (i) Pursuant to the Reorganization Agreement and Plan of Merger, and in accordance with applicable federal and state law and regulations, Airways will merge with and into ValuJet, with ValuJet as the surviving corporation. As a result of the Merger, ValuJet will acquire substantially all of the assets and assume all of the liabilities of Airways, including all liabilities to which the transferred assets are then subject.

          (ii) At the Effective Date of the Merger, each outstanding share of Airways Common Stock, will be converted into and exchanged for one newly issued share of ValuJet Common Stock.

          (iii) No fractional shares of ValuJet Common Stock will be issued as part of the Merger. Instead, any Airways stockholder otherwise entitled to a fractional share interest of ValuJet Common Stock as part of the Merger will, in lieu of receiving such fractional share interest, receive an amount of cash (without interest), determined by multiplying such fraction times the closing price of ValuJet's Common Stock as reported for the NASDAQ in The Wall Street Journal, Southeast Edition, on the Effective Date of the Merger.

          (iv) Prior to the Effective Date of the Merger, the Board of Directors of ValuJet will adopt Airways' stock option plans and assume Airway's obligations under all outstanding warrants and to take such other action as may be required such that on the Effective Date of the Merger, any option or warrant to acquire Airways Common Stock granted or issued pursuant to any stock option plan or otherwise that have not been exercised and have not lapsed, will, by operation of the Merger, be converted into and become, without any action on the part of the holder thereof, an option or right to acquire shares of ValuJet Common Stock equal to the number of shares of Airways Common Stock subject to such options or warrants prior to the Merger. The exercise price for such options or warrants to purchase shares of ValuJet Common Stock after the Merger will be the same as the exercise price under such stock options or warrants applicable prior to the Merger. All of the other terms and conditions applicable to the options and warrants to purchase Airways Common Stock prior to the Merger shall continue to apply after the Merger.

     The Merger is to be consummated in compliance with the laws of Nevada and Delaware, and is subject to the approval of the appropriate regulatory agencies. The Reorganization Agreement and Plan of Merger must also receive (i) the approval of at least a majority of the total number of outstanding shares of Airways Common Stock entitled to vote at the special meeting of Airways stockholders held to consider the Merger and (ii) the approval of at least a majority of the total number of outstanding shares of ValuJet Common Stock entitled to vote at the special meeting of ValuJet stockholders held to consider the Merger. On the Effective Date of the Merger, the name of ValuJet will be changed to "AirTran Holdings, Inc." AirTran will become a wholly owned subsidiary of ValuJet. Following the transaction, ValuJet will continue to operate its business and Airways' business, through its wholly owned subsidiaries, AirTran and ValuJet Airlines.

                                REPRESENTATIONS
                                ---------------

     In connection with the proposed Merger, the following statements and representations have been made by the management of Airways in the Airways Affidavit, by certain stockholders of Airways in the Airways Stockholder Affidavits and by the management of ValuJet in the ValuJet Certificate, each of which are attached hereto and incorporated herein by reference, in support of the opinion contained herein.

          1. To the best of the knowledge of the management of Airways, the fair market value of the ValuJet Common Stock and other consideration to be received by each stockholder of Airways Common Stock pursuant to the Merger will be approximately equal to the fair market value of the Airways Common Stock surrendered in exchange therefor.

          2. To the best of the knowledge of the management of Airways, there is no plan or intention by the stockholders of Airways Common Stock who own five percent or more of the Airways Common Stock, and there is no plan or intention on the part of the remaining stockholders of Airways Common Stock, to sell, exchange or otherwise dispose of a number of shares of ValuJet Common Stock received in the Merger that would reduce the Airways stockholders' ownership of ValuJet Common Stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Airways as of the same date. For purposes of this representation, shares of Airways Common Stock (i) exchanged for cash or other property, or (ii) exchanged for cash in lieu of fractional shares of ValuJet Common Stock will be treated as outstanding Airways Common Stock on the Effective Date of the Merger. Moreover, shares of Airways Common Stock and shares of ValuJet Common Stock held by Airways stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          3. Carl R. Pohlad, the beneficial owner of 1,379,310 shares or approximately 15.2% of the shares of Airways Common Stock, has no present plan or intention to sell, exchange or otherwise dispose of a number of shares of ValuJet Common Stock he will receive in the Merger that would reduce the Airways stockholders' ownership of ValuJet Common Stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Airways as of the same date. For purposes of this representation, shares of Airways Common Stock (i) exchanged for cash or other property, or (ii) exchanged for cash in lieu of fractional shares of ValuJet Common Stock are treated as outstanding Airways Common Stock on the Effective Date of the Merger. Shares of Airways Common Stock and shares of ValuJet Common Stock held by Airways stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered in making this representation.

          4. Lowell T. Swenson, the beneficial owner of 462,748 shares or approximately 5.1% of the shares of Airways Common Stock, has no present plan or intention to sell, exchange or otherwise dispose of a number of shares of ValuJet Common Stock he will receive in the Merger that would reduce the Airways stockholders' ownership of ValuJet Common Stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Airways as of the same date. For purposes of this representation, shares of Airways Common Stock (i) exchanged for cash or other property, or (ii) exchanged for cash in lieu of fractional shares of ValuJet Common Stock are treated as outstanding Common Stock on the Effective Date of the Merger. Shares of Airways Common Stock and shares of ValuJet Common Stock held by Airways stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered in making this representation.

          5. Robert D. Swenson, the beneficial owner of 707,895 shares or approximately 7.5% of the shares of Airways Common Stock, has no present plan or intention to sell, exchange or otherwise dispose of a number of shares of ValuJet Common Stock he will receive in the Merger that would reduce the Airways stockholders' ownership of ValuJet Common Stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Airways as of the same date. For purposes of this representation, shares of Airways Common Stock (i) exchanged for cash or other property, or (ii) exchanged for cash in lieu of fractional shares of ValuJet Common Stock are treated as outstanding Airways Common Stock on the Effective Date of the Merger. Shares of Airways Common Stock and shares of ValuJet Common Stock held by Airways stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered in making this representation.

          6. ValuJet has no plan or intention to reacquire any of its stock issued in the Merger.

          7. ValuJet has no plan or intention to cause the sale or other disposition of any of the assets of Airways acquired in the Merger except for (i) dispositions made in the ordinary course of business, or (ii) transfers described in Section 368(a)(2)(C) of the Code.

          8. The liabilities of Airways to be assumed at the time of the Merger and the liabilities to which the transferred assets of Airways will then be subject will have been incurred by Airways in the ordinary course of its business.

          9. Following the Merger, ValuJet will continue the historic business of Airways or use a significant portion of Airways' historic business assets in a business.

          10. Airways, ValuJet and Airways stockholders will pay and accrue their respective expenses, if any, incurred in connection with the Merger.

          11. There is no intercorporate indebtedness existing between Airways and ValuJet that was issued, acquired, or will be settled at a discount.

          12. No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          13. Airways is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          14. At the Effective Date of the Merger, the fair market value of the assets of Airways will equal or exceed the liabilities of Airways plus the amount of liabilities, if any, to which Airways' assets are subject.

          15. The payment of cash in lieu of fractional shares of ValuJet Common Stock is solely for the purpose of avoiding the expense and inconvenience to ValuJet of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Airways stockholders instead of issuing fractional shares of ValuJet Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Airways stockholders in exchange for their shares of Airways Common Stock. The fractional share interests of each Airways stockholder will be aggregated, and no Airways stockholder will receive cash in an amount equal to or greater than the value of one full share of ValuJet Common Stock.

          16. None of the compensation received by any stockholder-employee of Airways will be separate consideration for, or allocable to, any of such shareholder-employee's shares of Airways Common Stock. None of the shares of ValuJet Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement in the Merger, and the compensation paid to any stockholder-employee of Airways will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          17. A bona fide corporate business purpose exists for the Merger and the principal purpose of the Merger is not the avoidance of income tax.

          18. Airways and ValuJet first commenced preliminary discussions concerning the Merger in November, 1996.

     The above representations do not and are not intended to limit or otherwise modify any of the other matters described within this letter.

                                  ASSUMPTIONS
                                  -----------

       The opinions set forth below are based upon certain assumptions, including:


     1. The Merger will be consummated in accordance with the terms of the Reorganization Agreement.

     2. The stockholders of Airways do not have any plan or intention to dispose of more than 50% of the ValuJet Common Stock received pursuant to the Mergers;

     3. Except for the payment of cash in lieu of fractional shares of ValuJet Common Stock the stockholders of Airways will not directly or indirectly receive any consideration for their shares of Airways Common stock other than ValuJet Common Stock.


For purposes of such assumptions, amounts paid for Merger expenses of Airways will be considered as assets held by Airways immediately prior to the Merger.

                                    OPINION
                                    -------

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.


          (1) The Merger will qualify as a reorganization within the meaning of
     Section 368(a)(1)(A) of the Code, and Airways and ValuJet will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (2) No gain or loss will be recognized by the stockholders of Airways Common Stock upon the conversion of Airways Common Stock solely in exchange for ValuJet Common Stock pursuant to the Merger.

          (3) If a stockholder of Airways Common Stock receives only ValuJet Common Stock in the Merger, the Airways stockholder's basis in the ValuJet Common Stock received in the Merger (including any fractional share interest to which he or she may be entitled) will be the same as the basis of the Airways Common Stock converted.

          (4) The holding period of the ValuJet Common Stock received by a stockholder of Airways pursuant to the Merger will include the period during which the Airways Common Stock surrendered was held, provided that the Airways Common Stock surrendered was a capital asset on the date of the Merger.

          (5) The form of the 1995 Spin-off of Airways Common Stock reflects its substance and will be respected for federal income tax purposes. The Merger will not affect the tax-free nature of the Spin-off.

                                SCOPE OF OPINION
                                ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Internal Revenue Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We do not express any opinion or view herein regarding the separate tax consequences, if any, to the stockholders of Airways Common Stock who receives cash or other property in addition to ValuJet Common Stock in connection with the Merger.

     Therefore, nothing contained herein should be interpreted as an opinion, either express or implied, regarding such related transactions or subsequent mergers.

                                    CONSENT
                                    -------

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of which the Proxy Statement/Prospectus is a part and to the references to our firm in the Proxy Statement/Prospectus.



                              Very truly yours,

                              Briggs and Morgan, P.A.


                              By /s/ Brigid M. McDonough
                                ------------------------------
                                 Brigid M. McDonough